Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	For further information contact:
Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Improved Third Quarter and Year-to-Date Results

November 7, 2012, Lafayette, IN - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported year-to-date earnings of $2.0 million or $1.28 diluted earnings per share compared to $1.1 million or $0.73 diluted earnings per share a year earlier.  This equates to an annualized return on equity of 7.11% and return on assets of 0.72%.  Earnings for the quarter were $879,000 or $0.56 diluted earnings per share compared to $457,000 or $0.29 diluted earnings per share a year earlier.  The major contributors to the Bank’s year-to-date performance were a $1,136,000 decrease in the provision for loan losses, a 41.5% improvement over last year; and an $878,000 increase in the gain on the sale of mortgage loans over the first nine months of last year. These were offset by a $520,000 or 5.18% decrease in net interest income for the nine months compared to the same period in 2011, primarily because of slower loan growth.

Randolph F. Williams, president and CEO stated, “We are very pleased with the performance and earnings of the Company during the third quarter. We are particularly pleased that at quarter-end, non-performing assets had decreased to $10.6 million or 2.97% of total assets, compared to $13.8 million or 3.79%, at the end of 2011. Our team has done an outstanding job of improving asset quality, reducing non-performing loans by $11.8 million from a high point of $21.2 million at June 30, 2011 to $9.4 million at September 30, 2012. The allowance for loan losses at September 30, 2012 was at 1.89% of total loans and equal to 58.3% of non-performing loans. Over 40% of our non-performing loans are either paying as agreed or are 60 or fewer days past due.”
Williams continued, “Despite the extended low interest rate environment, we have maintained a strong net interest margin, showing only a slight decrease of nine basis points in the last twelve months.  As a community bank, our success depends greatly on actively managing this number. We focus more on our customers’ total relationships and try to meet all of their financial needs: from checking accounts to mortgages to business loans to financial advice.
“The Bank continues to maintain a strong capital base with a capital-to-asset ratio at September 30, 2012 of 10.82% and a risk-based capital ratio of 15.23%, both of which are well above the current definition of ‘well-capitalized’ as defined by bank regulation, although the new BASEL III capital requirements, which are still being discussed, could change that.  In the meantime we will try to determine the potential effect on the Bank of a fully implemented BASEL III capital calculation and plan our capital strategies accordingly.”

The closing market price of LSB stock on November 6, 2012 was $21.19 per share as reported by the NASDAQ Global Market. This represents an increase of 46.8% over the same date last year.

LSB FINANCIAL CORP.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands except share and per share amounts)

Selected balance sheet data:	Three months ended September 30, 2012	Year ended December 31, 2011
	(Unaudited)

Cash and due from banks	$9,761	$18,552
Interest bearing deposits	5,251	3,156
Interest bearing time deposits	1,490	0
Securities available-for-sale	25,906	13,845
Loans held for sale	2,873	3,120
Net portfolio loans	287,312	302,510
Allowance for loan losses	5,482	5,331
Premises and equipment, net	6,010	6,146
Federal Home Loan Bank stock, at cost	3,185	3,185
Bank owned life insurance	6,555	6,434
Other assets	6,504	7,342
Total assets	354,847	364,290

Deposits	299,597	308,433
Advances from Federal Home Loan Bank	15,000	18,000
Other liabilities	1,867	1,683
Total liabilities	316,464	328,116

Shareholders’ equity	38,383	36,174
Book value per share	$24.67	$23.26
Equity / assets	10.82%	9.93%
Total shares outstanding	1,555,972	1,555,222

Asset quality data:
Total non-accruing loans	$9,405	$12,059
Non-accruing loans 90 or more days past due	5,651	6,764
Non-accruing loans less than 90 days past due	3,754	5,295
Other real estate / assets owned	1,150	1,746
Total non-performing assets	10,555	13,805
Non-performing loans / total loans	3.24%	3.95%
Non-performing assets / total assets	2.97%	3.79%
Allowance for loan losses / non-performing loans	58.29%	44.21%
Allowance for loan losses / non-performing assets	51.94%	38.62%
Allowance for loan losses / total loans	1.89%	1.74%
Loans charged off (nine and twelve months respectively)	$1,588	$5,440
Recoveries on loans previously charged off (nine and twelve months respectively)	138	67

	Three months ended September 30, (Unaudited)		Nine months ended September 30, (Unaudited)
	2012	2011	2012	2011
Selected operating data:
Total interest income	$3,901	$4,399	$12,045	$13,233
Total interest expense	769	1,041	2,530	3,198
Net interest income	3,132	3,358	9,515	10,035
Provision for loan losses	500	885	1,600	2,736
Net interest income after provision for loan losses	2,632	2,473	7,915	7,299
Non-interest income:
Deposit account service charges	338	381	985	992
Gain on sale of mortgage loans	770	334	1,602	724
Net gain on sale of securities	0	5	0	7
Net (loss) on sale of real estate owned	24	(103)	(115)	(438)
Other non-interest income	348	307	793	845
Total non-interest income	1,480	924	3,265	2,130
Non-interest expense:
Salaries and benefits	1,591	1,436	4,607	4,219
Occupancy and equipment, net	302	292	903	888
Computer service	167	145	468	434
Advertising	72	95	249	210
Other	577	724	1,827	1,941
Total non-interest expense	2,709	2,692	8,054	7,692
Income before income taxes	1,403	705	3,126	1,737
Income tax expense	524	248	1,142	598
Net income	879	457	1,984	1,139
Other comprehensive income (loss)	96	39	150	95
Comprehensive income	975	496	2,134	1,234

Weighted average number of diluted shares	1,558,037	1,554,060	1,555,756	1,553,972
Diluted earnings per share	$0.56	$0.29	$1.28	$0.73

Return on average equity	9.27%	5.00%	7.11%	4.19%
Return on average assets	0.98%	0.51%	0.72%	0.42%
Average earning assets	$327,464	$329,297	$324,194	$334,322
Net interest margin	3.83%	4.08%	3.91%	4.00%
Efficiency ratio	65.88%	79.25%	72.04%	81.58%

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